Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aurrion, Inc. Amended and Restated 2008 Equity Incentive Plan of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 31, 2016